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                                                                     Exhibit 5.1









                                   March 17, 1998



Rehabilicare Inc.
1811 Old Highway 8
New Brighton, Minnesota 55112

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-8 that you intend to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933 for the purpose of registering 1,033,083 shares of Common Stock, $.10 par value, of Rehabilicare Inc., to be issued to employees and directors (as applicable) pursuant to the Rehabilicare Inc. 1998 Stock Incentive Plan; the Rehabilicare Inc. 1988 Restated Stock Option Plan; the Staodyn, Inc. 1992 Stock Option Plan, as amended; and the Staodynamics, Inc. 1982 Incentive Stock Option Plan, as amended (the "Plans"). We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

     We are of the opinion that the shares of Common Stock to be issued to employees and directors (as applicable) pursuant to the Plans, will, when issued, be legally issued, fully paid and nonassessable, provided the Registration Statement, as then amended, shall remain effective under the Securities Act of 1933.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/  Dorsey & Whitney LLP

TOM